[Adopted at April 17, 1997
                                                      meetings of the Boards]





                               RETIREMENT PLAN FOR
                         NON-INTERESTED PERSON DIRECTORS
                        AND TRUSTEES OF LORD ABBETT FUNDS
                 (As Amended and Restated as of April 17, 1997)


                                   ARTICLE I.

                               PURPOSE OF THE PLAN

                  Section 1.1 The Retirement Plan for Non-Inter ested Person Directors and Trustees of Lord Abbett Funds (the "Plan") is established by the Adopting Funds to attract and retain Independent Board Members by providing such members with retirement income upon the terms and conditions set forth in the Plan.


                                   ARTICLE II.

                                   DEFINITIONS

                  SECTION 2.1 Whenever used herein, unless the context indicates otherwise, the following terms shall have the respective meanings set forth below:

                  ACTUARIAL   EQUIVALENT:   A  benefit   having  the   actuarial
equivalent value to the benefit from which it is derived using the actuarial assumptions set forth on Schedule A.

                  ADOPTING FUND: Each investment company referred to on Schedule B that has adopted the Plan for its Inde pendent Board Members and any investment company sponsored and managed by Lord Abbett that adopts the Plan after the Effective Date as provided in Article VII of the Plan.

                  ANNUAL RETAINER FEE: The annual fee payable to an Independent Board Member by an Adopting Fund for serving as an Independent Board Member, excluding any fees relating to






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attending meetings or chairing committees.

                  DISABILITY: Permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

                  EARLY RETIREMENT BENEFIT: The benefit calculated under Section 4.2 of the Plan.







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                  EFFECTIVE DATE:  August 13, 1992.

                  Eligible Board Member:  An Independent Board
Member who satisfies the eligibility requirements set forth in Article III of the Plan.

                  INDEPENDENT BOARD MEMBER: Any director (if the Adopting Fund is a corporation) or any trustee (if the Adopting Fund is a trust) of an Adopting Fund who is not an interested person (as such term is defined in the Investment Company Act of 1940, as amended) of the Adopting Fund.

                  LORD ABBETT: Lord, Abbett & Co., the investment adviser to each Adopting Fund.

                  NORMAL RETIREMENT BENEFIT: The benefit calculated under Section 4.1 of the Plan.

                  NORMAL RETIREMENT DATE: The last day of the calendar month in which an Eligible Board Member attains age 72, provided that the Normal Retirement Date for an Eligible Board Member who has attained age 72 prior to the Effective Date shall be the first anniversary of the Effective Date or such earlier date as shall be determined by the other Independent Board Members.

                  RETIREMENT: Any termination of service of an Eligible Board Member of an Adopting Fund other than by reason of death (i) after attaining his Normal Retirement Date or (ii) which is approved by the Board of Directors or Trustees of such Adopting Fund pursuant to Section 4.2.

                  YEAR  OF  SERVICE:   Each  twelve  months  of  service  as  an
Independent Board Member of any Adopting Fund, commencing on the date the Independent Board Member is elected as a director or trustee of such Adopting Fund, regardless of whether such service is performed prior to the Effective Date or prior to the time the Adopting Fund becomes an Adopting Fund hereunder. Nothing in the preceding sentence shall be construed to provide any Independent Board Member with credit for more than one Year of Service for any twelve month period during which such Independent Board Member serves on the Boards of more than one Adopting Fund.








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                                  ARTICLE III.

                                   ELIGIBILITY

                  Each Independent Board Member who was serving as such on September 1, 1996, who does not make an election by the close of business on November 29, 1996 to receive benefits under the Deferred Compensation Plans of the Funds in lieu of retirement benefits under the Plan and who has completed at least ten Years of Service as an Independent Board Member will be eligible to receive retirement benefits under the Plan as provided in Article IV.


                                   ARTICLE IV.

                               RETIREMENT BENEFIT

                  Section  4.1 NORMAL  RETIREMENT  BENEFIT.  An  Eligible  Board
Member whose Retirement occurs on or after his Normal Retirement Date will receive from each Adopting Fund which he served as an Independent Board Member at the time of such Retirement an annual benefit payable for the remainder of his life in an amount equal to 100% of the Annual Retainer Fee in effect on the date of the Eligible Board Member's Retirement.

                  Section 4.2 EARLY RETIREMENT BENEFIT. If, in its sole discretion, the Board of Directors or Trustees of an Adopting Fund on which an Eligible Board Member serves determines that an Eligible Board Member has "good cause" to retire prior to his Normal Retirement Date, the Eligible Board Member's termination of service shall be treated as a Retirement and he shall receive an Early Retirement Benefit calculated as provided in this Section 4.2. The Early Retirement Benefit shall be an annual benefit payable for the remainder of the Eligible Board Member's life which is the Actuarial Equivalent of the Eligible Board Member's Normal Retirement Benefit. Good cause may include (but is not limited to) the Disability of the Eligible Board Member or personal circumstances making it impractical for the Eligible Board Member to continue as an Independent Board Member.

                  Section 4.3 SPOUSAL BENEFIT. An Eligible Board Member may elect prior to his Retirement to receive a reduced Normal Retirement Benefit or Early Retirement Benefit, as the case may be, for his life and to provide a survivor benefit to his surviving spouse, if any, for her life equal to the percentage (not greater than 100%) of his reduced annual benefit specified in his election. If an






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Eligible  Board  Member  elects a survivor  benefit,  but does not  specify  the percentage of his reduced benefit to be payable to his spouse, such spousal benefit shall be 50% of his reduced annual benefit. In the event that an Eligible Board Member elects a survivor benefit, the annual benefits payable in respect of the Eligible Board Member and his spouse shall be equal to the Actuarial Equivalent of the annual benefit which would have been payable to such Member on a straight life basis.

                  Section 4.4  PRE-RETIREMENT DEATH BENEFIT.  In the

event an Eligible Board Member dies prior to Retirement, such Member's surviving spouse, if any, shall receive a spousal death benefit for the spouse's life calculated and payable as provided in this Section 4.4. The benefit payable to a surviving spouse hereunder shall be calculated and payable at the same time and in the same manner as a survivor benefit under Section 4.3 assuming that the Eligible Board Member survived until his Normal Retirement
Date, elected a survivor benefit under Section 4.3 equal to 50% of his reduced annual benefit and commenced receipt of his reduced benefit prior to his death; provided, however, that the surviving spouse may elect, within 90 days of the date of the Eligible Board Member's death, that the spousal benefit be paid as though the Independent Board Member had retired pursuant to Section 4.2 (with a reduced benefit) immediately prior to his death.


                                   ARTICLE V.

                                 TIME OF PAYMENT

                  Any  benefit   payable  under  Article  IV  shall  be  payable
quarterly.


                                   ARTICLE VI.

                     PAYMENT OF BENEFIT; ALLOCATION OF COSTS

                  Each Adopting Fund is responsible for the payment of the benefits payable by it and the Adopting Funds are responsible for the payment of all expenses of administration of the Plan, including without limitation all accounting, legal fees and other Plan expenses. The Adopting Funds shall from time to time agree as to the manner in which the expenses of the Plan shall be allocated among the respective Adopting Funds. The obligations of each Adopting Fund to pay benefits and such expenses will not be secured or funded in any manner, and such obligations






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will not have any  preference  over the lawful  claims of each  Adopting  Fund's creditors or shareholders, as the case may be.


                                  ARTICLE VII.

                                 ADMINISTRATION

                  Any question involving entitlement to payments under, or the administration of, the Plan will be referred to the Board of Directors or the Board of Trustees of the Adopting Fund or Funds that are affected. Except as otherwise provided herein, the Board of Directors or Board of Trustees of each Adopting Fund will make all interpreta tions and determinations necessary or desirable for the Plan's administration with respect to such Adopting Fund, and such interpretations and determinations will be final and conclusive.


                                  ARTICLE VIII.

                     MISCELLANEOUS AND TRANSITION PROVISIONS

                  8.1 RIGHTS NOT ASSIGNABLE. The right to receive any payment under the Plan is not transferable or assignable. Except as provided in Sections
4.3 and 4.4, nothing in the Plan shall create any benefit, cause of action, right of sale, transfer, assignment, pledge, encumbrance, or other such right in any spouse or heirs or the estate of any Independent Board Member or former Independent Board Member.

                  8.2 AMENDMENT, ETC. The Board of Directors or Board of Trustees of an Adopting Fund may amend or terminate the Plan at any time with respect to such Adopting Fund, provided that no amendment or termination will impair the rights of an Eligible Board Member to receive upon Retirement the payments which would have been made to such Board Member had there been no such amendment or termination (based upon such Board Member's Years of Service to, and the Annual Retainer Fee payable at, the date of such amendment or termination) or the rights of an Eligible Board Member to receive any benefits due under the Plan, without the consent of such Eligible Board Member. Any investment company sponsored and managed by Lord Abbett may become an Adopting Fund by adopting the Plan after the Effective Date.







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                  8.3 NO RIGHT TO  REELECTION.  Nothing in the Plan will  create any obligation on the part of any Adopting Fund to nominate any Independent Board Member for reelection.

                  8.4 CONSULTING. After Retirement, each Eligible Board Member may render such services for any Adopting Fund for such compensation as may be agreed upon from time to time by such Eligible Board Member and such Adopting Fund.

                  8.5 RETIREMENT POLICY. It shall be the policy of each Adopting Fund that each Independent Board Member shall retire on his Normal Retirement Date, provided, however, that the Board of Trustees of an Adopting Fund may, by resolution, permit an Independent Board Member (or a class of such Independent Board Members) to continue to serve beyond such Normal Retirement Date for such period or periods as the Board of Trustees shall determine from time to time.






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                                   Schedule A

                            ACTUARIAL ASSUMPTIONS TO
                         DETERMINE ACTUARIAL EQUIVALENT



Discount Rate:                        The interest rate in effect on January
                                      1 of the then current year for use by
                                      the Pension Benefit Guaranty
                                      Corporation ("PBGC") to determine the
                                      present value of lump sum
                                      distributions on plan terminations

Mortality Rates:                      PBGC mortality tables then in effect

Other Factors:                        As determined by the actuary
                                      calculating the amount of such benefit
                                      using reasonable methods consistent
                                      with customary actuarial practices







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                                  Schedule B

                       FUNDS ADOPTING THE RETIREMENT PLAN
                       FOR NON-INTERESTED PERSON DIRECTORS
                        AND TRUSTEES OF LORD ABBETT FUNDS



Lord Abbett Developing Growth Fund, Inc.
Lord Abbett Mid-Cap Value Fund, Inc.
Lord Abbett Affiliated Fund, Inc.
Lord Abbett Equity Fund
Lord Abbett Series Fund, Inc.
Lord Abbett Global Fund, Inc.
Lord Abbett Securities Trust
Lord Abbett Investment Trust
Lord Abbett Research Fund, Inc.
Lord Abbett Bond-Debenture Fund, Inc.
Lord Abbett Tax-Free Income Fund, Inc.
Lord Abbett Tax-Free Income Trust
Lord Abbett U.S. Government Securities Money
  Market Fund, Inc.